UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 23, 2007

Cholestech Corporation

(Exact name of registrant as specified in its charter)

California	000-20198	94-3065493
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3347 Investment Boulevard

Hayward, California 94545

(Address of principal executive offices, including zip code)

(510) 732-7200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23, 2007, the Board of Directors (the “Board”) of Cholestech Corporation (“Cholestech”) approved the payment of cash bonuses to Cholestech’s executive officers in lieu of making annual stock option grants. The Board determined not to make such annual grants because Cholestech was in discussions with Inverness Medical Innovations Inc. regarding a potential acquisition (the “Acquisition”) of Cholestech. On June 4, 2007, the amounts of the cash bonuses became determinable. The bonuses are payable upon the closing of the Acquisition to such executive officers employed on the date of the closing of the Acquisition. In addition, under the terms of existing change-of-control severance agreements between Cholestech and these executive officers, such bonuses may be “grossed up” in the event such compensation received by Cholestech’s executive officers is subject to the excise tax imposed by Section 280G of the Internal Revenue Code. The “gross-up” provisions of the severance agreements can have the effect of substantially increasing the total amount of the bonuses payable to the executive officers. The specific cash bonus amounts to be paid to Cholestech’s executive officers employed upon the closing of the Acquisition (without giving effect to any gross-up provisions) are as follows:

Name of Executive	Total Payment
Warren E. Pinckert II	$232,800
John F. Glenn	$77,600
Gregory L. Bennett	$77,600
Barbara T. McAleer	$77,600
Kenneth F. Miller	$77,600
Terry L. Wassmann	$77,600
Donald L. Wood	$77,600

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHOLESTECH CORPORATION

By:	/s/ John F. Glenn
John F. Glenn
Vice President of Finance and Chief Financial Officer

Date: June 13, 2007